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NEWS RELEASE                                              [NORTEL NETWORKS LOGO]

www.nortelnetworks.com

FOR IMMEDIATE RELEASE                                          DECEMBER 13, 2002


For more information:

Investors:                            Media:
888-901-7286                          David Chamberlin
905-863-6049                          972-685-4648
investor@nortelnetworks.com           ddchamb@nortelnetworks.com


NORTEL NETWORKS ANNOUNCES AMENDMENTS TO ITS EXISTING SECURITY AGREEMENTS TO FACILITATE FUTURE FINANCIAL FLEXIBILITY

US$1.175 BILLION APRIL 2003 FACILITIES TERMINATED; US$750 MILLION APRIL 2005 FACILITIES REMAIN UNDRAWN AND AVAILABLE


TORONTO - Nortel Networks* [NYSE/TSX: NT] today announced amendments to its existing security agreements to facilitate future financial flexibility for the Company. These security agreements pledge substantially all of the assets of Nortel Networks in favor of certain banks (under the Company's syndicated credit facilities and which otherwise provide credit support to the Company) and the holders of Nortel Networks public debt securities. The amendments, among other things, permit Nortel Networks and its subsidiaries to secure additional obligations (related to indemnity, guarantee and reimbursement obligations with respect to letters of credit, letters of guarantee, performance bonds, surety bonds, indemnification arrangements and other instruments) with the assets pledged under the security agreements. As part of the amendments to the security agreements, Nortel Networks has agreed to terminate US$1.175 billion in undrawn credit facilities that would otherwise expire in April 2003.

"Given current telecom industry and financial market conditions, I am pleased that we were able to secure additional financial flexibility within our security agreements", said Doug Beatty, chief financial officer, Nortel Networks. "As we stated in our October 17, 2002 press release, we continue to focus on cash management and expect to have a cash balance in excess of US$3 billion at the end of 2002. In 2003, in conjunction with our plan to drive the business to profitability by the second quarter of 2003, we continue to expect to fund restructuring costs of approximately US$900 million and make the scheduled repayment on our public debt coming due September 1, 2003."

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Nortel Networks is currently in negotiations with certain banks and Export
Development Canada ("EDC") regarding arrangements that would provide for support, on a secured basis, of certain Nortel Networks obligations arising out of normal course business activities including letters of credit, letters of guarantee, indemnity arrangements, performance bonds, surety bonds, receivables purchases and similar instruments and arrangements. These arrangements would provide the Company with support for its operations as well as facilitate improved liquidity for the Company. Although there can be no assurance that these negotiations will be successfully concluded, the parties expect to finalize the arrangements in the first quarter of 2003.

Nortel Networks has no current intention to draw on its US$750 million in credit facilities that mature in April 2005 and the facilities remain undrawn and available. As previously announced in October 2002, US$1.5 billion in credit facilities entered into in December 2001 by Nortel Networks will not be amended or extended and will expire today.

Nortel Networks is an industry leader and innovator focused on transforming how the world communicates and exchanges information. The Company is supplying its service provider and enterprise customers with communications technology and infrastructure to enable value-added IP data, voice and multimedia services spanning Wireless Networks, Wireline Networks, Enterprise Networks, and Optical Networks. As a global company, Nortel Networks does business in more than 150 countries. More information about Nortel Networks can be found on the Web at www.nortelnetworks.com.


EDC is a financially self-sustaining Canadian federal Crown corporation that provides trade finance and risk management services to Canadian exporters and investors in up to 200 markets. It operates on commercial principles, charging rates and fees according to the risks it undertakes. EDC also funds its activities by borrowing from capital markets as well as from its accumulated earnings.





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Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: whether the negotiations concerning the above noted EDC facility will be successfully concluded; the severity and duration of the industry adjustment; the sufficiency of our restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; fluctuations in operating results and general industry, economic and market conditions and growth rates; the ability to recruit and retain qualified employees; fluctuations in cash flow; the level of outstanding debt and debt ratings; the ability to meet financial covenants contained in our credit agreements; the ability to make acquisitions and/or integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; the dependence on new product development; the uncertainties of the Internet; the impact of the credit risks of our customers and the impact of increased provision of customer financing and commitments; stock market volatility; the entrance into an increased number of supply, turnkey, and outsourcing contracts which contain delivery, installation, and performance provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the ability to obtain timely, adequate and reasonably priced component parts from suppliers and internal manufacturing capacity; the future success of our strategic alliances; and the adverse resolution of litigation. For additional information with respect to certain of these and other factors, see the reports filed by Nortel Networks Corporation and Nortel Networks Limited with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks Corporation and Nortel Networks Limited disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


*Nortel Networks, the Nortel Networks logo and the Globemark are trademarks of Nortel Networks.



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